U. S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                           SEC File Number: 0-27832
                                              CUSIP Number: 20461V 10 1

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

                                   (Check One)
             (X)Form 10-K and Form 10-KSB ( )Form 20-F (  )Form 11-K
                   ( )Form 10-Q and Form 10-QSB ( ) Form N-SAR

     For Period Ended:  April 30, 1996

     ( )  Transition Report on Form 10-K
     ( )  Transition Report on Form 20-F
     ( )  Transition Report on Form 11-K
     ( )  Transition Report on Form 10-Q
     ( )  Transition Report on Form N-SAR
     For the Transition Period Ended:


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Read Attached Instruction Sheet Before Preparing Form.  Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.



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If the notification relates to a portion of the filing checked above, identify the Items(s) to which the notification relates:
                       n/a

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PART I - REGISTRANT INFORMATION

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Full Name of Registrant:  COMPOST AMERICA HOLDING COMPANY, INC.

Former Name if Applicable:   n/a

Address of Principal Executive Office (Street and Number): 320 Grand Avenue


City, State and Zip Code:  Englewood, New Jersey 07631

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PART II - RULES 12b-25 (b) AND (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check if appropriate)

( ) (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

(X) (b) The subject annual report, semi-annual report, transition report on Form 10-K,Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

( ) (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


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PART III - NARRATIVE

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State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB,
20-F, 11-K, 10-Q and Form 10-QSB or N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

The Company recently acquired several subsidiaries whose financial books and records must be gathered, audited by the Company's accountants and incorporated
into the Company's consolidated financial statements.   The Company is
experiencing slight delays in obtaining these financial records from the subsidiaries acquired.
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PART IV - OTHER INFORMATION

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(1)   Name and telephone number of person to contact in regard to this information:  Mark Gasarch, Esq.  (212) 956-9595

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no,
identify report(s).           (X) Yes             ( ) No




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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

               ( ) Yes             (x) No


     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.


                      COMPOST AMERICA HOLDING COMPANY, INC.
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  July 28, 1996               By /s/ Roger E. Tuttle
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                                      Roger E. Tuttle, President















INSTRUCTION:  The  form may be signed by an executive officer of the registrant
or by  any other duly authorized representative.   The name and title of the
person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

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